Exhibit 10.1

SEVENTH AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE SEVENTH AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made, effective as of July 13, 2019, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive and the Company previously entered into an Employment Agreement, effective June 1, 2012 (attached hereto) and amended effective March 15, 2015, January 1, 2016, May 18, 2016, April 15, 2017, July 3, 2018 and November 23, 2018 and it is now the intention of the Executive and the Company to amend the Employment Agreement as set forth below. Accordingly, the Company and the Executive hereby agree as follows:

1.	Paragraph 1 of the Employment Agreement is hereby amended by deleting “May 31, 2020” and inserting “May 31, 2021” in place thereof.

2.
Paragraph 2 of the Employment Agreement is hereby amended to read as follows:

“Position and Duties. The Executive shall continue to serve as the Executive Chairman of the Board through November 2019. From November 2019 through May 31, 2021 the Executive will serve as an employee of the Company and Chairman of the Board, with the title of Chairman of the Board and Senior Advisor. In his role as Senior Advisor, the Executive will: (i) be heavily involved in succession planning at senior levels in all aspects of merchandising and operations; (ii) advise on formulating and implementing long-term strategy; and (iii) be available for consultation on other matters, as needed. During the term of his employment, the Executive may engage in outside activities provided those activities do not conflict with his duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit.”

3.	The first sentence in paragraph 4(a) of the Employment Agreement is hereby deleted and the following sentence is inserted in place thereof:
“During the Executive’s employment, the Company shall pay the Executive a base salary of not less than One Million One Hundred Seventy Five Thousand Dollars ($1,175,000) per annum through May 31, 2021.”

4.	Paragraph 4(c) of the Employment Agreement is hereby amended to read as follows:

“Bonus. During his employment, the Company shall continue to pay the Executive an annual bonus in accordance with the terms of the existing bonus incentive plan that covers the Executive (or any replacement plan of substantially equivalent or greater value that may subsequently be established by the Board and is in effect at the time for such action), provided however, that during his employment as Executive Chairman and Chairman, such bonus shall be a target rate of 130 percent of the base salary of the Executive, and otherwise determined in accordance with such bonus incentive plan. Notwithstanding the foregoing, the Executive’s target incentive annual bonus for the Company’s fiscal year beginning in 2021 shall be 130% of his annualized base salary for such fiscal year (i.e., without proration). “

5.	The third sentence of Paragraph 4(u) of the Employment Agreement is hereby amended to read as follows:
“Notwithstanding anything in this Agreement or the PS Documents to the contrary, unvested Common Shares attributable to the 2020 PS Grant shall become Vested Common Shares as follows: 30% on March 19, 2021 and 70% on May 28, 2021, provided the Executive remains employed by the Company through each respective date, or 100% on the date the Executive is terminated Without Cause, if earlier.”

6.	Paragraph 4 of the Employment Agreement is hereby amended by adding new subsection (v) at the end thereof as follows:
“Retention Bonus. On May 22, 2019, the Board shall approve, or shall have approved, for the Executive, a cash bonus in the amount of Two Million One Hundred Forty Thousand Dollars ($2,140,000) (“Retention Bonus”). Except as otherwise provided by this Agreement, the Retention Bonus will vest and be paid to the Executive on (i) May 28, 2021, provided the Executive continues service with the Company through such date, or (ii) the date the Executive is terminated Without Cause, if earlier.”

7.	Paragraph 4 of the Employment Agreement is hereby amended by adding new subsection (w) at the end thereof as follows:
“Restricted Stock Award - 2020. On or about March 11, 2020, the Board shall grant, or shall have granted, to Executive a restricted stock award for that number of shares determined by dividing Two Million One Hundred Forty Thousand Dollars ($2,140,000) by the closing market price of a share of the Company’s stock on the date of such grant as reported on the NASDAQ (the “2020 Grant”). Except as otherwise provided by this Agreement, the 2020 Grant will vest on (i) May 28, 2021, provided the Executive continues service with the Company through such date, or (ii) the date the Executive is terminated Without Cause, if earlier. The terms and conditions of this restricted stock award will be set forth in the Notice of Grant of Award, the Restricted Stock Agreement, and the 2017 Equity Incentive Plan.”

8.	Paragraph 4 of the Employment Agreement is hereby amended by adding new subsection (x) at the end thereof as follows:
“Performance Share Award - 2021. The Executive shall be eligible to receive a Performance Share Award for the fiscal year beginning in 2021 (“2021 PS Grant”) consistent with the existing practice of the Company. The terms and conditions of the 2021 PS Grant shall be set forth in the Notice of Grant of Performance Shares, the Performance Share Agreement and the 2017 Equity Incentive Plan or successor plan (the “PS Documents”). Notwithstanding anything in this Agreement or PS Documents to the contrary, unvested Common Shares attributable to the 2021 PS Grant shall become Vested Common Shares on (i) the Performance Share Vesting Date if the Executive remains employed by the Company through May 28, 2021, or (ii) the date Executive is terminated Without Cause, in each case determined as if the Executive remained employed with the Company through the Performance Share Vesting Date. Capitalized terms in this paragraph 4(x) shall have the meanings assigned to such terms in the PS Documents.”
Except for the amendment as set forth above, the Employment Agreement and all of its terms remain in force and in effect.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

ROSS STORES, INC.	EXECUTIVE

/s/George P. Orban	/s/Michael Balmuth
George P. Orban	Michael Balmuth
Chairman of the Compensation Committee

Date: July 13, 2019	Date: July 12, 2019

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